Exhibit 10.25

FIRST AMENDMENT TO THE

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

U.S. EMPLOYEES DEFERRED COMPENSATION PLAN

WHEREAS, Heidrick & Struggles International, Inc. (the “Company”) maintains the U.S. Employees Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Company has delegated authority to amend the Plan in certain respects to the Human Resources and Compensation Committee of the Board of Directors of the Company (the “Committee”) and the Committee now deems it appropriate to do so.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of January 1, 2008, as follows:

1.	By amending Section 3.3(a) to read as follows:

(a)	Initial Deferral Election.

(i) The Eligible Employee’s initial Deferral Election under the Plan with respect to his Base Salary for any Plan Year shall be effective for the first regular salary paycheck earned after the date the Deferral Election becomes effective. To be effective, the initial Deferral Election must be made before the first day of the Plan Year for which Deferral Contributions attributable to Base Salary will be made; provided that if an individual first becomes an Eligible Employee during a Plan Year, and is not a participant in another plan sponsored by the Company or an affiliate that is of the same type (as defined in Treas. Reg. § 1.409A-1(c)(2)(i)), the initial Deferral Election must be made within 30 days after the date on which the individual first becomes an Eligible Employee and will be effective with respect to Contributions attributable to Base Salary earned for services performed following submission of the Deferral Election.

(ii) The Eligible Employee’s initial Deferral Election under the Plan with respect to his Variable Compensation, if any, for any Plan Year shall be effective for the Variable Compensation earned after the date the Deferral Election becomes effective. To be effective, the initial Deferral Election must be made before the first day of the Plan Year for which the Variable Compensation to be deferred will be earned, provided that if an individual first becomes an Eligible Employee during a Plan Year, and is not a participant in another plan sponsored by the Company or an affiliate that is of the same type (as defined in Treas. Reg. § 1.409A-1(c)(2)(i)), the initial Deferral Election must be made within 30 days after the date on which the individual first becomes an Eligible Employee and will be effective with respect to Variable Compensation earned for services performed following submission of the Deferral Election. Notwithstanding the foregoing, with respect to Variable Compensation which is considered “performance-based compensation” under Internal Revenue Code (the “Code”) Section 409A and which is based on services performed over a period of at least 12 months, the Participant may make an initial Deferral Election with respect to all such Variable Compensation for such performance period, provided his initial Deferral Election is made no later than six months prior to the end of the performance period for such Variable Compensation and such Eligible Employee has been continuously employed with the Company from the later of the beginning of the performance period or the date on which the performance criteria for such Variable Compensation were established.

(iii) Until such time as an Eligible Employee submits an initial Deferral Election in a timely manner, he shall be deemed to have elected not to make Deferral Contributions and to have elected not to become a Participant in the Plan.

2.	By adding a new Section 5.6 to read as follows:

5.6	Distributions Pursuant to Elections by December 31, 2008. A Participant may make a written election prior to December 31, 2008 to change an already existing election as to the time and form of Plan benefits payable to the Participant, provided that (a) the new time or form of payment election is permitted by the Plan; (b) the new election will apply only to amounts that are not otherwise payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008; and (c) the new election shall be subject to the general restrictions of the Plan.

3.	By amending Section 10.2 to read as follows and deleting Section 10.3:

10.2	Termination.

(a)	The Company may, in its sole discretion, terminate the Plan at any time. Upon termination of the Plan, distribution of Accounts shall continue to be made to each Participant or Beneficiary in the manner and at the time prescribed in Article 5.

(b)	In lieu of distributions made upon termination of the Plan as described in Section 10.2(a), the Company may in its discretion require earlier distribution of all Accounts under the Plan, provided that the Plan termination and distributions are made in accordance with the provisions of Treas. Reg. § 1.409A-3(j)(4)(ix).

IN WITNESS WHEREOF, the Committee has caused this First Amendment to the Plan to be executed on its behalf by a member duly authorized, this 12th day of December, 2008.

HUMAN RESOURCES & COMPENSATION COMMITTEE

By:	Jill Kanin-Lovers

Its:	Chair, Human Resources & Compensation Committee